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                                                                 Exhibit 10.3

                             Intimate Brands, Inc.
                          Incentive Compensation Plan

     The Intimate Brands Incentive Compensation Plan (the "Incentive Plan") is intended to satisfy the applicable provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Incentive Plan shall be administered by the Compensation Committee (the "Committee") of the Company's Board of Directors. The Committee shall determine which key executives of the Company with significant operating and financial responsibility will be eligible to earn seasonal cash incentive compensation payments to be paid twice each year under the Incentive Plan. Neither Leslie H. Wexner nor Kenneth B. Gilman are eligible to participate in the Incentive Plan.

     Prior to the beginning of each spring and fall selling season, the Committee may establish operating income and/or gross margin objectives for each division of the Company. These objectives must assume an increased performance level, and be based on an analysis of historical performance and growth expectations for the division, financial results of other comparable businesses both inside and outside the Company, and progress towards achieving the long-range strategic plan for that division. These objectives and determination of results are based entirely on financial measures, and the Committee may not use any discretion to modify award results.

     Annual incentive compensation targets may be established for eligible executives ranging from 10% to 110% of base salary. Targeted incentive compensation will equal a percentage of an eligible executive's total compensation as established under the Company's pay guidelines. Executives may earn their target incentive compensation if their business achieves the established operating income and/or gross margin objectives. The target incentive compensation percentage for each executive will be based on the level and functional responsibility of his or her position, size of the business for which the executive is responsible, and competitive practices, in that order of priority. The annual incentive compensation targets for the Company's eligible executive officers required to be named in the Company's proxy statement may range from 50% to 110% of base salary. The amount of incentive compensation paid to participating executives may range from zero to double their targets, based upon the extent to which operating income and/or gross margin objectives are achieved or exceeded. The minimum level at which a participating


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executive will earn any incentive payment, and the level at which an executive will earn the maximum incentive payment of double the target, must be established by the Committee prior to the commencement of each bonus period. Actual payouts must be based on a straight-line interpolation based on these minimum and maximum levels and the target operating income and/or gross margin objectives.

     The seasonal operating income and/or gross margin objectives for executive officers eligible at the Company's corporate level will be a mathematical aggregation of the divisional operating income and/or gross margin objectives. The actual payout for executive participating officers will be based on the aggregate seasonal operating income and/or gross margin results of the individual divisions. The maximum dollar amount to be paid for any year under the Incentive Plan to any participant may not exceed $2,000,000.



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